Exhibit 1.01
CONFLICT MINERALS REPORT 2024
WOLFSPEED, INC.
IN ACCORD WITH RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934

This Conflict Minerals Report (this “CMR”) of Wolfspeed, Inc. (“Wolfspeed,” the “Company,” “we,” “us,” or “our”) for the year ended December 31, 2024 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting requirements related to “conflict minerals,” defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are currently limited to tantalum, tin, and tungsten.

The Rule imposes certain reporting obligations on SEC registrants whose products contain conflict minerals that are necessary to the functionality or production of their products. For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of the necessary conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals originated or may have originated in a Covered Country and may not be solely from recycled or scrap sources, the registrant must conduct due diligence to determine if the necessary conflict minerals directly or indirectly financed or benefited armed groups (as defined by the SEC in Form SD) in the Covered Countries.

This CMR is based on due diligence activities performed in good faith through May 15, 2025 for the reporting period from January 1 to December 31, 2024 (the “2024 reporting period”) and is based on information available at the time of this filing, unless otherwise indicated. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or available smelter and refiner (collectively referred to as “SORs”) data, errors or omissions by suppliers or SORs, ongoing certifications of SORs, continued guidance or amendments to the Rule, and other issues. This CMR contains forward-looking statements that reflect steps we will strive to achieve in the future as we continue to improve our responsible sourcing program. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. Words such as “expects,” “intends,” “believes,” and similar expressions or variations of such words are intended to identify forward-looking statements but are not the exclusive means of identifying forward-looking statements in this CMR. Additionally, statements concerning future matters that are not historical are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results and performance to differ materially from the results and outcomes expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether SORs and other market participants responsibly source conflict minerals, (3) internal and external resource constraints, and (4) political and regulatory developments, whether in Covered Countries, the United States or elsewhere. We undertake no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after filing this CMR with the SEC.

Wolfspeed performed due diligence measures as required by the Rule with the goal of determining the chain of custody and country of origin information for the necessary conflict minerals used in our products manufactured in 2024. We sought to determine whether any of the necessary conflict minerals in our product supply chain may have originated in the Covered Countries, and whether any conflict minerals originating in the Covered Countries directly or indirectly financed or benefited armed conflict. As used herein, the term “manufactured” includes products manufactured or contracted to be manufactured by Wolfspeed.

Because the SORs data provided by some of our suppliers is incomplete, Wolfspeed is unable at this time to determine the exact origin of the conflict minerals in all the assemblies, components, and minerals supplied to us. Therefore, we cannot exclude the possibility that some conflict minerals used in our products manufactured in 2024 may have originated in the Covered Countries, come from sources other than recycled or scrap sources, or come from sources that directly or indirectly financed or benefited armed groups in the Covered Countries. We have obtained no information, however, to indicate that any conflict minerals used in our products manufactured in 2024 originated in the Covered Countries and directly or indirectly financed or benefited armed groups in the Covered Countries.

Pursuant to the Rule, Wolfspeed is submitting this CMR as an Exhibit to its Form SD.

The content of any website referenced in this CMR is included for general information only and is not incorporated by reference in this CMR, except as specifically incorporated herein.

Company Overview
Wolfspeed is an innovator of wide bandgap semiconductors, focused on silicon carbide materials and devices for power applications. Our product families include silicon carbide materials and power devices targeted for various applications such as electric vehicles, fast charging and renewable energy and storage. Our product families in 2024 consisted of silicon carbide and gallium nitride (“GaN”) materials and power devices. On December 2, 2023, we completed the sale of our radio frequency (“RF”) product line (“Wolfspeed RF”) to MACOM Technology Solutions Holdings, Inc. (“MACOM”). During 2024, we continued to produce RF devices based on wide bandgap semiconductor materials and silicon for MACOM under a transition supply arrangement. Our continuing operations consist of power devices, which are used in electric vehicles, motor drives, power supplies, solar and transportation applications, and silicon carbide and GaN materials, which are targeted for customers who use them to manufacture products for power and RF applications. This Report includes due diligence measures related to all Wolfspeed products presented.

Overview of Wolfspeed’s Responsible Minerals Program

As set forth in our Responsible Minerals Sourcing Policy, Wolfspeed is committed to the responsible sourcing of minerals, which we define as sourcing done in an ethical manner that upholds and respects human rights. Our goal is to work collaboratively through the supply chain to source minerals consistent with our values around human rights, business ethics, labor, health and safety practices, and environmental responsibility. We believe this can be done while continuing to source responsibly from the Covered Countries and other high-risk regions. Consistent with our values, we believe everyone deserves to be treated with fairness, respect, and dignity and we strive to safeguard the well-being of individuals within our operations, our supply chain, and communities where we do business. We also continue to examine human rights risks in Conflict-Affected and High-Risk Areas (“CAHRAs”) globally, as defined by the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and related Supplements on Tin, Tantalum, Tungsten, and Gold (collectively, “OECD Guidance”). We are committed to continually assessing our progress and building on the lessons we learn. To view our complete Responsible Minerals Sourcing Policy, visit https://www.wolfspeed.com/company/suppliers-contractors/supplier-resources/conflict-minerals/. With this reference we are incorporating into this CMR only our Responsible Minerals Sourcing Policy and not the entire contents of our webpage.

Product and Supply Chain Overview

The products we manufactured or contracted with others to manufacture may contain necessary conflict minerals. In 2024, our products consisted of silicon carbide and GaN materials, power devices and RF devices based on wide bandgap semiconductor materials and silicon. The materials products and power devices are used in electric vehicles, motor drives, power supplies, solar and transportation applications. The materials products and RF devices are used in military communications, radar, satellite and telecommunication applications. Most of our products are manufactured in our own network of fabrication facilities. We also use contract manufacturers for certain aspects of product fabrication, assembly, and packaging.

Our silicon carbide materials, in the form of substrates and boules, do not contain any 3TGs, and thus no further due diligence is required with respect to those products. All other products have the potential to include one or more of the conflict minerals. Table 1 below outlines Wolfspeed’s products in 2024 and provides typical conflict mineral content.

Table 1

Wolfspeed Product	Percentage of Products that contain Conflict Minerals	Typical Conflict Mineral Content by Weight Percentage
		Au	Sn	W	Ta
Materials	0%	NA	NA	NA	NA
Power	100%	< 0.05%	< 0.05%	< 0.1%	0%
RF Die *	100%	0.5 - 35%	0.2 - 10%	0 - 0.6%	0%
RF Transistor Packages *	100%	0.01 - 0.1%	< 0.01%	0 - 85%	< 0.05%
* Wolfspeed completed the sale of Wolfspeed RF to MACOM on December 2, 2023. During 2024, Wolfspeed continued to supply MACOM with RF products under a transition supply arrangement.

Although many of our products contain conflict minerals, we do not purchase ore or unrefined conflict minerals from mines. We are many steps removed in the supply chain from the mining of minerals and are therefore considered a “downstream” purchaser. We purchase materials used in our products from a large network of suppliers; some of these materials contribute necessary conflict minerals to our products. The origin of minerals cannot be determined with any certainty once the ores are smelted, refined, and converted to ingots, bullion, or other derivatives. The SORs are consolidating points for ore and are in the best position in the total supply chain to know the origin of the ores. We rely on our suppliers to assist with our reasonable country of origin inquiry and due diligence efforts, including the identification of SORs, for the minerals contained in the materials which they supply to Wolfspeed.

Description of Our RCOI Process
Our scoping process included creating a master list of potential in-scope suppliers for 2024 by filtering our supplier database to remove those known to be outside the scope of the reasonable country of origin inquiry (“RCOI”), such as service providers, equipment vendors, and indirect material suppliers. The objective of filtering was to identify only the suppliers that provided to Wolfspeed items potentially containing 3TGs that were incorporated into final products in calendar year 2024.

Once filtered, the master list was provided to Wolfspeed’s third-party conflict mineral compliance service provider (the “CSP”) to conduct a survey using the Conflict Minerals Reporting Template (“CMRT”) created by the Responsible Minerals Initiative (“RMI”). The CMRT is the industry standard template developed to facilitate the transfer of information through the supply chain regarding mineral country of origin and SORs being utilized. During the RCOI, suppliers were contacted, and responses were tracked, using the CSP’s interactive cloud-based platform. Suppliers were given the option to submit their completed CMRT via email or by uploading it to a supplier-specific website on the CSP platform.

The CSP launched Wolfspeed’s 2024 campaign by providing information about itself and training materials to educate the suppliers believed to be in-scope on 3TGs and the CSP’s reporting system. The full campaign involved multiple communications by the CSP and/or Wolfspeed to each relevant supplier, including automated emails, personalized emails, and, in some instances, phone calls. All significant communications were monitored and tracked in the CSP’s platform for transparency and future reporting.

Based on supplier feedback, the CSP and Wolfspeed determined which surveyed suppliers were also outside the scope of the RCOI. These suppliers were marked as out-of-scope on the master list. In all other cases, the CSP and Wolfspeed reviewed the information provided by each supplier to determine the quality and nature of the response and to determine whether further action was needed to meet Wolfspeed’s expectations at this point in the process.

Although nearly 100% of Wolfspeed’s in-scope suppliers responded to the RCOI, some of those suppliers have not yet provided complete SORs data after several requests by Wolfspeed and the CSP. For the suppliers that responded and provided SORs data, the CSP reviewed all supplier responses that claimed in the declaration section of the CMRT to have known Covered Countries sourced material. The CSP compared the smelting and refining facilities identified in each of these surveys to the list of facilities that have received a “conformant” designation through an independent third-party audit of SORs management systems and sourcing practices to validate conformance with protocols of the RMI Responsible Minerals Assurance Process and current global standards.

Because there is considerable overlap between our RCOI and due diligence processes, the determinations we were able to make based on our survey efforts are discussed in more detail in the section below entitled “Due Diligence Results.”

Design of Responsible Minerals Sourcing Program

The design of Wolfspeed’s responsible minerals program is in conformity with the OECD Guidance specifically as it relates to our position in the minerals supply chain as a “downstream” purchaser. Our comprehensive approach to responsible minerals sourcing includes requirements and programs at many levels of the supply chain. The Wolfspeed Supplier Code of Conduct (“Supplier Code”) includes our supplier responsibility standard on the Responsible Sourcing of Minerals, which requires suppliers to identify and assess possible risks in the supply chain. Suppliers are also required to participate in 3TG traceability to address and mitigate identified risks linked to their SORs. Summarized below are the design components of our responsible minerals program as they relate to the five-step framework from the OECD Guidance.

Step 1 – Establish Strong Company Management Systems

Wolfspeed has robust internal policies and management systems overseeing its efforts for responsible sourcing of minerals. We strive to conduct business ethically, honestly, and in compliance with applicable laws and regulations. This applies to every business decision in every area of the company worldwide. The

Wolfspeed Code of Conduct provides a standard guide for what is required of everyone at Wolfspeed. We expect our suppliers, contractors, consultants, and other business partners to follow the principles of honesty, respect, confidentiality, and compliance outlined in the Supplier Code when providing goods or services to Wolfspeed or acting on its behalf.

To address our compliance with the Rule, our responsible minerals program is sponsored by the Chief Compliance Officer (the “CCO”) with support from a team of internal subject matter experts from relevant functions such as Engineering, Finance, Manufacturing Operations, Procurement, Legal, and Internal Audit. The team of subject matter experts is responsible for implementing the Wolfspeed responsible minerals compliance strategy and reports to the CCO. The team also regularly reports to, and consults with, Wolfspeed senior management to review progress and set ongoing strategies for our responsible sourcing and human rights programs.

As described above, Wolfspeed has adopted a Responsible Minerals Sourcing Policy that includes our commitment and requirement for responsible sourcing of conflict minerals. We have developed a due diligence strategy to implement the Policy that includes using the CSP to educate Wolfspeed suppliers on the requirements of the Rule annually, or more frequently when deemed necessary, survey our suppliers using the CMRT, review and analyze results, and maintain records for transparency, reporting, and accountability purposes. Consistent with the OECD Guidelines, documentation relevant to Wolfspeed’s compliance with the Rule will be retained for a minimum period of five years after the date the related CMR is submitted to the SEC.

We have strengthened engagement with our suppliers by providing education, through the CSP and RMI resources, on the Rule as well as by communicating, through our Responsible Minerals Sourcing Policy and contractual provisions, our expectations for suppliers desiring to continue to do business with Wolfspeed. Specifically, this includes adding to our standard contracts language that obligates suppliers to exercise due diligence to comply with our Responsible Minerals Sourcing policy, which includes a requirement that the supplier must source conflict minerals originating in the Covered Countries from SORs whose due diligence practices have been validated by an independent third-party audit program, such as the RMI or a mutually agreed equivalent. As existing contracts are renewed with suppliers, the new conflict mineral language is being incorporated as well. We have also leveraged the existing communications between Wolfspeed’s procurement team and our suppliers to encourage the suppliers to interact with the CSP.

The Supplier Code requires among other things that each Wolfspeed in-scope supplier eliminate from use in its products sold to Wolfspeed any conflict minerals which are known to come from sources funding armed groups in the Covered Countries. To assist in determining in-scope suppliers and to provide an opportunity for earlier interaction, our new supplier setup procedures include a section prompting the new supplier to indicate if any product(s) sold to Wolfspeed may contain 3TG material. In addition, we have a Wolfspeed conflict minerals on-line platform that provides employees, suppliers, and other stakeholders a place to report any grievances or concerns with our conflict minerals program (available at https://www.wolfspeed.com/company/suppliers-contractors/supplier-resources/conflict-minerals/conflict-minerals-form/). Lastly, Wolfspeed monitors the RMI Grievance Report and discussions for any applicable issues.

Step 2 – Identify and Assess Risk in the Supply Chain

Because of our size, the complexity of our products, our position in the supply chain, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify sources of conflict minerals upstream from our direct suppliers. Further, we typically do not have direct relationships with 3TG SORs. Accordingly, we must rely on our direct suppliers to provide information on the origin of the 3TGs contained in assemblies, components, and materials supplied to us, including sources of 3TGs that are supplied to them from upstream sources.

The RCOI activities described above are an integral part of Wolfspeed’s efforts to identify and assess the risks in our supply chain. As further described below regarding our due diligence process, our CSP’s system is designed to automatically identify and flag missing information and inconsistencies in supplier CMRTs. Flagged suppliers are contacted to gather pertinent data and perform an assessment of the supplier's commitment to the due diligence process. A revised CMRT is requested and stored in the CSP’s database along with all the information and findings from this process. During the RCOI process, known Covered Countries sources are identified, and the SOR status is validated against the current RMI status. If further investigation of a SOR is deemed necessary, we gather additional information through other independent third-party audit programs such as TI-CMC, the Responsible Jewellery Council’s Chain-of-Custody Certification Program, and the London Bullion Market Association’s Responsible Gold Programme.

Step 3 – Design and Implement a Strategy to Respond to Identified Risks

While many risks exist in the search for the origin of the conflict minerals used in assemblies, components, and materials supplied to Wolfspeed, we believe that one of the greatest risks to Wolfspeed is the inability to obtain complete and accurate information to make determinations about our own products. Without this information, we in turn become an obstacle to our customers making determinations about their products.

While there are numerous initiatives working to improve transparency and accountability at the SORs levels of the supply chain, we can only benefit from the information being developed by these initiatives if our suppliers are able to trace back the conflict minerals in their products to a specific SOR.

This objective is reflected in our Responsible Minerals Sourcing Policy, which indicates that we expect all of our suppliers to develop their own responsible mineral policies, due diligence frameworks, and management systems, and to provide us all information reasonably needed for us to comply with the Rule. We have included similar obligations in our contractual agreements with our direct suppliers. Our primary focus has shifted from ascertaining whether our immediate suppliers have undertaken efforts to build their own due diligence capabilities meeting the expectations set forth in our Responsible Minerals Sourcing Policy to collecting and validating SORs information in completed CMRTs. Our due diligence framework also includes a corrective action management plan designed to move our suppliers toward compliance with our Responsible Minerals Sourcing Policy. This includes a requirement that any suppliers identified as utilizing a SOR that is known to process conflict minerals from sources funding armed groups in the Covered Countries be placed in escalation mode for further review by our supply chain management and interaction with the supplier in accordance with our Responsible Minerals Sourcing Policy. For 2024, all known Covered Countries sources identified in our supply chain were either RMI “conformant” or “active.”

Step 4 – Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices
We typically do not have direct relationships with any 3TG SORs, so it is impracticable, if not impossible, for us to perform or direct audits of these entities within our supply chain. Rather, we have relied on audits conducted under the Responsible Minerals Assurance Process driven by the RMI and other reputable auditors. The RMI publishes a list of SORs, by conflict mineral, found to be conformant with the protocols of the Responsible Minerals Assurance Process (“RMAP”). Pursuant to the RMAP, a SOR voluntarily submits to an independent third-party evaluation of its procurement activities and an assessment as to whether the materials processed by the SOR originated from conflict-free sources. If the SOR can demonstrate that the materials it processes are conflict-free, based on the sourcing location requirements of the RMAP, the SORs will be considered RMAP-conformant.

The RMI also makes available to its members information on the countries of origin of the conflict minerals processed by each conformant SOR. We are an active member of the RMI in order to support their efforts and to have broader access to the country of origin information as well as other valuable tools and resources provided to its members.

Wolfspeed management has determined that it is reasonable and appropriate to rely on the results of the RMAP audits and other comparable audits. Given our position in the supply chain, however, our due diligence measures can provide only reasonable assurances, not guarantees, regarding the chain of custody and country of origin of the necessary conflict minerals in our products.

Step 5 – Report on Supply Chain Due Diligence

Below is a description of the measures performed for this reporting period to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products:

•communicated our Responsible Minerals Sourcing Policy to our suppliers and posted a copy on our webpage at https://www.wolfspeed.com/company/suppliers-contractors/supplier-resources/conflict-minerals/;
•communicated our Supplier Code defining our expectations of our in-scope suppliers to develop internal responsible minerals policies, due diligence frameworks, and management systems that are designed to identify and eliminate from use in products sold to Wolfspeed any conflict minerals that are known to come from sources funding armed groups in the Covered Countries. Our Supplier Code is located at https://www.wolfspeed.com/company/suppliers-contractors/supplier-resources/;
•conducted a supply chain survey of suppliers we identified that may be supplying Wolfspeed with products that contain necessary conflict minerals using the CMRT, requesting country of origin information regarding the necessary conflict minerals and identification of SORs that process such minerals;
•contacted surveyed suppliers on responses to supply chain surveys that we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information;
•compared SORs identified by surveyed suppliers against the list of facilities that are conformant to a responsible mineral assurance program;
•monitored and tracked surveyed suppliers, and SORs identified by surveyed suppliers, which we identified as not meeting the requirements of our Responsible Minerals Sourcing Policy or our contractual requirements, to determine their progress in meeting those requirements;
•performed risk mitigation efforts with surveyed suppliers we identified as not being in conformity with our Responsible Minerals Sourcing Policy or our contractual requirements by working with them to bring them into compliance;
•sent outreach letters to SORs to influence and leverage their participation to becoming RMAP-conformant;
•sent outreach letters to in-scope suppliers to influence and leverage, or ultimately remove, SORs who are not conformant; and
•received a CMRT from nearly 100% of our surveyed suppliers in response to our supply chain survey request.

Description of Our Due Diligence Process

Wolfspeed’s due diligence process reflects our strategy for identifying, assessing, and responding to the risk that conflict minerals known to have directly or indirectly financed or benefited armed groups in the Covered Countries may be included in our product supply chains. This description is of our process only and is not intended to imply that we have fully implemented this process for all suppliers in calendar year 2024.

Our due diligence process includes data evaluation in three phases, all of which are designed to move supplier responses toward compliance with the Responsible Minerals Sourcing Policy:

Phase 1 - Did the supplier pass our minimum criteria for its CMRT, as assessed by our CSP?
Phase 2 - Did the supplier provide information in its 2024 CMRT survey response which passed Wolfspeed’s data validation criteria, as assessed by our CSP?
Phase 3 - Were the CSP’s conclusions reasonable, as assessed by our subject matter experts on the products supplied to us, and can the SORs information be validated by Wolfspeed?

In designing our due diligence process for calendar year 2024, we first reviewed prior year minimum criteria for evaluation during Phase 1 and reaffirmed the applicability for 2024. In evaluating a supplier’s CMRT, we primarily look for three things: (1) effective date—is the information in the report current; (2) completeness—are all questions reasonably answered; and (3) consistency—are the supplier’s responses internally consistent.

Suppliers that do not meet these three requirements are contacted with the objective of helping them to understand the requirements for submitting a valid and complete CMRT. Phase 1 is essentially Wolfspeed’s corrective action management stage. By implementing supplier corrective action measures, Wolfspeed is helping to ensure its suppliers put policies and procedures in place that will produce the necessary data in an accurate and reliable manner.

During Phase 2, the CSP reviews the supplier’s information in its 2024 survey response to validate SORs information. The information is reviewed and corrected, and duplicate information is removed whenever possible. This data and correspondence is stored in the CSP’s platform. Verified SORs information is used to obtain reliable information from RMI and other reputable auditors on the country of origin of the conflict minerals processed by the known SORs in the Wolfspeed supply chain.

If there are no obvious inaccuracies in the supplier’s CMRT responses, the supplier’s CMRT is deemed reliable by the CSP. If the supplier’s CMRT response is inadequate, the supplier’s survey response will be placed in escalation mode and corrective action measures will be applied.

After the CSP completes its analysis under the first two phases, Wolfspeed commences its own evaluation in Phase 3. During this evaluation, Wolfspeed’s subject matter experts review the information provided by each supplier and the conclusions reached by the CSP from that supplier’s survey data to determine whether those conclusions were reasonable based on information the experts have about the assemblies, components, or materials supplied to Wolfspeed. By bringing our specialized knowledge of the industry and our products into the analysis, Wolfspeed can identify inaccuracies and inconsistencies in the survey data that may not be obvious to the CSP. If Wolfspeed finds inaccuracies and inconsistencies in the survey data, the supplier’s survey response will be placed in escalation mode and corrective action measures will be applied.

Additionally, during Phase 3, Wolfspeed validates supplier provided SORs information against the most current known RMI aliases, status, and mine sourcing. This step allows Wolfspeed to determine the certification status of the SORs, as provided in Table 2 below.

Due Diligence Results
We received responses from nearly 100% of our suppliers known to be in scope. We reviewed the responses against the minimum criteria we developed to determine which ones required further assistance to progress through Phase 3. The CSP and Wolfspeed worked directly with the suppliers that required further assistance to obtain revised responses or a commitment to meet the minimum criteria within a reasonable period.

Of the responses received, most of our suppliers met our minimum criteria for Phase 1. Of the suppliers contacted for additional information and clarification, a significant percentage provided enough information in Phase 2 to validate the accuracy of the survey responses. Further, during our evaluation in Phase 3, Wolfspeed determined that the conclusions reached by the CSP in Phase 2 were correct in substantially all cases and that most of the SORs could be validated and accurately classified.

Despite our efforts, our due diligence measures can provide only reasonable, not absolute, assurances regarding the source and chain of custody of the necessary conflict minerals because we are relying on source information provided by our suppliers, many of whom in turn obtained the information from their suppliers. We also are relying on information obtained and disseminated by independent third-party audit programs, and such sources of information may provide inaccurate or incomplete information.

Additionally, most of the responses that included SOR data provided data at a company level as opposed to a product level. We were therefore unable to determine with certainty that the 3TGs reported by these suppliers were contained in assemblies, components, or materials supplied to us in 2024. None of the respondents, however, provided information that the necessary conflict minerals used in the assemblies, components, and materials they supplied to Wolfspeed were known to have directly or indirectly financed or benefited armed groups in the Covered Countries.

Table 2 below lists the SORs which, to the extent known, potentially processed the necessary conflict minerals in our products for the 2024 reporting period based on responses received from our surveyed suppliers. Wolfspeed conducts no direct transactions and has no contractual relationship with these SORs facilities nor their sources of ore.

Table 2

Metal	SOR	Country
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Agosi AG	GERMANY
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	ASAHI METALFINE, Inc.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden Ronnskar	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN

Metal	SOR	Country
Gold	Coimpa Industrial LTDA	BRAZIL
Gold	Dowa	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	GG Refinery Ltd.	TANZANIA
Gold	Gold by Gold Colombia	COLOMBIA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JX Advanced Metals Corporation	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA
Gold	L'Orfebre S.A.	ANDORRA
Gold	LS MnM Inc.	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MKS PAMP SA	SWITZERLAND
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN

Metal	SOR	Country
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAFINA A.S.	CZECHIA
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Torecom	KOREA
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	WEEEREFINING	FRANCE
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Gold Smelting Co. Ltd.	CHINA
Tin	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA
Tin	Aurubis Beerse	BELGIUM
Tin	Aurubis Berango	SPAIN
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	CRM Synergies	SPAIN
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	DS Myanmar	MYANMAR
Tin	EM Vinto	BOLIVIA
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	Fenix Metals	POLAND

Metal	SOR	Country
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur (SIM)	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Super Ligas	BRAZIL

Metal	SOR	Country
Tin	Thaisarco	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tantalum	AMG Brasil	BRAZIL
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA

Metal	SOR	Country
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
This CMR describes Wolfspeed’s efforts to determine the SOR and the country of origin of the necessary conflict minerals in our products manufactured in 2024 with the greatest possible specificity. In response to our RCOI inquiry, our suppliers identified a total of 224 SORs that may have processed the necessary conflict minerals contained in the materials provided to Wolfspeed. Based on the information obtained in our due diligence process, we have no reason to believe that any of these SORs directly or indirectly finance or benefit armed groups in the Covered Countries.

While we have not yet succeeded in obtaining a complete and accurate list of SORs for all of our products that include necessary conflict minerals, we believe that we have made good progress given the current state of the data available to us and the relative lack of sophistication of certain portions of our supply chain with respect to the requirements of the Rule.

Steps to Mitigate Risk
Wolfspeed’s mission for the future is to maintain the positive progress we have made on 3TG to date, and to proactively address emerging risks from the expanding scope of material and geographies. Our ambition is to apply the lessons learned and to work with our industry to broaden and accelerate the creation of sustainable sourcing standards. In 2025, we plan to build upon the following:

• Continue mapping our new products supply chain and building relationships with our suppliers;
• Provide Responsible Minerals training for relevant Procurement and Engineering associates to build their capacity for engaging in-scope suppliers on the issue;
• Encourage in-scope suppliers to put in place, if not yet implemented, Responsible Mineral sourcing policies and due diligence measures aligned to the OECD framework;
• Encourage in-scope suppliers to further strengthen due diligence efforts, consistent with the OECD framework, to help improve the quality and completeness of information provided to us; and
• Engage in-scope suppliers to encourage SORs who are not listed as RMAP conformant in their supply chain to achieve, or make progress towards, RMAP conformance.

Wolfspeed® is a registered trademark of Wolfspeed, Inc.